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                                                              October 28, 1999



VIA FAX - 202-942-9527
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Kenneth Lench, Esq.
United States Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

     Re:  Environmental Solutions Worldwide, Inc.
          Registration Statement on Form 10
          SEC File No. 0-27209
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Dear Mr. Lench:

     On behalf of Environmental Solutions Worldwide, Inc. (the "Company"), we are today voluntarily withdrawing the Company's Registration Statement on Form 10 (the "Form 10") originally filed with the Securities and Exchange Commission on August 31, 1999, in order to permit the Company additional time to respond to comments raised by the Commission.

     If you have any questions regarding the foregoing, please feel free to contact me at your convenience.


                                     Yours very truly,


                                     /s/ David Mogel

                                     David Mogel